Exhibit 5.1

ORRICK, HERRINGTON & SUTCLIFFE LLP
THE ORRICK BUILDING
405 HOWARD STREET
SAN FRANCISCO, CALIFORNIA 94105-2669

tel +1-415-773-5700
fax +1-415-773-5759

WWW.ORRICK.COM

May 15, 2015

Arcadia Biosciences, Inc.
202 Cousteau Place, Suite 105

Davis, CA 95618

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Arcadia Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8  (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,087,729 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), reserved for issuance pursuant to the Company’s 2015 Omnibus Equity Incentive Plan, 625,000 shares of Common Stock reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan, and 4,050,699 shares of Common Stock reserved for issuance pursuant to outstanding awards under the Company’s 2006 Stock Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the representations of officers and employees are correct as to questions of fact.

Our opinion herein is limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP